EXHIBIT 99.4
AMENDMENT TO STOCK OPTION AGREEMENTS
     This Amendment To Stock Option Agreements is made as of August 17, 2009 relates to the Stock Option Agreement dated April 24, 2007, the Stock Option Agreement dated February 12, 2008, the Stock Option Agreement dated July 8, 2008 and the Stock Option Agreement dated October 8, 2008, each as amended (the “Stock Option Agreements”) entered into by and among some or all of the Optionees or as defined therein (hereinafter the “Optionees”) and Rudolf and Doris Gunnerman as Stockholders, as defined therein.
     For good and valuable consideration and the covenants, conditions and agreements herein contained, and other good and valuable consideration and intending to be legally bound, the parties hereto hereby agree as follows:
     1. The Purchase Price of the Option Shares of the Stock Option Agreements shall be the lower of (i) the Purchase Price of such Stock Option Agreement; or (ii) $1.10, provided that Optionees (as defined in Stock Option Agreements) exercise options from any stock option agreement among the Stockholders and any of the Optionees, aggregating to at least $500,000 total purchase price no later than August 31, 2009.
     2. Capitalized terms employed herein shall have the meanings given to them in the Stock Option Agreements.
     3. Except as modified herein, all of the terms of the Stock Option Agreements remain in full force and effect.
     4. All of the venue, jurisdiction, notice and miscellaneous provisions of the Stock Option Agreements apply to this Amendment.
     5. This August 2009 Amendment shall be effective immediately.
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     In Witness Whereof, the undersigned have executed this Amendment To Stock Option Agreements as of the first date above written
STOCKHOLDERS

/s/ Rudolf Gunnerman RUDOLF GUNNERMAN	/s/ Doris Gunnerman DORIS GUNNERMAN
OPTIONEE

/s/ Ellis International
ELLIS INTERNATIONAL

/s/ Scot Cohen
SCOT COHEN